Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN DECLARES FORCE MAJEURE FOR CAUSTIC SODA

CLAYTON, MO, February 21, 2008 – Olin Corporation (NYSE: OLN) announced today that it has declared a force majeure for caustic soda system-wide, until further notice. The force majeure was declared as a result of (1) significant, unexpected operational interruptions in the Company’s caustic soda production capabilities, including plant shutdowns due to weather related, technical and equipment issues at several of the Company’s production facilities and (2) the lack of chlorine demand which restricts the Company’s ability to produce caustic soda.   Olin currently expects to supply its customers with approximately 70% of their typical contract volumes, subject to adjustment as circumstances dictate.  The Company will strive to supply its customers with 100% of their requirements as soon as possible.

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about our operations and  the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties, including future demand for chlorine and caustic soda, and the timing of resolution of various issues with our facilities.

We have used the words "anticipate," "expect," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

You should consider these forward-looking statements in light of risk factors discussed above and those in our annual report on Form 10-K for the year ended December 31, 2006, and subsequent periodic filings made with the Securities and Exchange Commission.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008-04